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                                                                     Exhibit 4.3



                CATASTROPHE EXCESS OF LOSS REINSURANCE AGREEMENT

AGREEMENT OF REINSURANCE (the "Reinsurance Agreement) made by and between United Services Automobile Association, a reciprocal interinsurance exchange domiciled in the state of Texas, and USAA Casualty Insurance Company, a corporation domiciled in the state of Florida

(hereinafter collectively, the "Reassured") and ______________; Cayman Islands (hereinafter referred to as the "Reinsurer"). .

                                   WITNESSETH:

The Reinsurer hereby reinsures the Reassured to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth in respect of the liability which may accrue to the Reassured under any and all Policies issued by the Reassured, as the result of any single Loss Occurrence as to which the Reassured in its discretion elects to make claims hereunder, arising during the Loss Occurrence Period.

                            ARTICLE 1 - DEFINITIONS

"BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York or Grand Cayman, British West Indies are authorized or obligated by law, regulation or executive order to remain closed.

"CLAIM DATE" shall mean, for any Proof of Loss Claim prior to the Final Proof of Loss Claim, the 15th day of each month.
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"CLAIM REVIEWING AGENT" shall mean KPMG Peat Marwick or such other firm of independent public accountants, which firm must be reasonably acceptable to the Reassured, retained by the Reinsurer to perform a review of Paid Losses applying agreed upon procedures as stated in Exhibit C attached hereto.

"CLAIMS REVIEW LETTER" shall mean the letter, substantially in the form of Exhibit C hereto, to be delivered in respect of a Proof of Loss Claim pursuant to Article 8 and/or 9.

"COVERED STATES" SHALL MEAN Alabama, Connecticut, Delaware, District of Columbia, Florida, Georgia, Louisiana, Maine, Massachusetts, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Vermont and Virginia.

"EXISTING POLICIES" shall mean policies of insurance covering property within the Covered States as Dwelling, Homeowners, Condominium Owners, Renters, Pleasure Boat and Inland Marine Floater business, in force as of March 31, 1996, and excluding all Dwelling and Homeowners policies with a mobile home construction code. A listing of Existing Policies is attached hereto as Exhibit A.

"EXTENDED CLAIMS MADE PERIOD" shall be the period beginning at 11:59 p.m. June 30, 1997 and ending at 11:59 p.m., December 31, 1997.

"FINAL PROOF OF LOSS CLAIM" shall mean the Proof of Loss Claim submitted by the Reassured to Reinsurer in accordance with Articles 8 and 9 hereof.

"HURRICANE" shall mean a storm or storm system that has been declared by the National Hurricane Center of the National Weather Service to be a category 3, 4 or 5 hurricane at any

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time during its existence. The duration of the hurricane includes the time period beginning at the time a hurricane "watch" or "warning" (whether or not the hurricane is then a category 3, 4, or 5 hurricane) is issued by the National Hurricane Center of the National Weather Service for any part of any one or more Covered States, and;

         a. Continuing for the time period thereafter during which hurricane conditions exist, regardless of the category rating; or

         b. Continuing for 72 hours following the cancellation of the last "watch" or "warning" condition issued by the National Hurricane Center of the National Weather Service for any part of any one or more Covered States, whichever is later.

"INCURRED BUT NOT REPORTED LOSSES" shall mean Losses that have been incurred but have not yet been reported to the Reassured.

"INDEPENDENT LOSS RESERVE SPECIALIST" shall mean                  or such other
successor person or entity, which other person or entity must be reasonably acceptable to the Reassured, as shall be acting as the Independent Loss
Reserve Specialist on behalf of the Reinsurer for the purpose of providing a Loss Reserve Certificate.

"LOSS/ES" shall mean the sum of (i) claims paid by Reassured under Policies resulting from a Loss Occurrence (exclusive of claims under Pleasure Boat and Inland Marine Floater business) and (ii) any Loss Reserve. Loss/es does not include claims under personal liability coverages or medical payments to others coverages.

"LOSS OCCURRENCE" shall mean a Hurricane commencing during the Loss Occurrence Period causing Losses under one or more Policies in one or more Covered States by the peril of Windstorm during such Hurricane, including ensuing damage to the interior of a building, or to property inside a building, caused by rain, snow, sleet, hail, sand or dust if the direct force of the Windstorm first damages the building, causing an opening through which rain, snow, sleet, hail, sand or dust enters and causes damage.

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"LOSS OCCURRENCE PERIOD" shall mean the period commencing at 12:01 a.m., August
15, 1996 and ending at 11:59 p.m., June 30, 1997.

"LOSS RESERVE" shall mean the liability established by the Reassured to reflect the estimated unpaid Losses (including Incurred but Not Reported Losses and excluding claims under Pleasure Boat and Inland Marine Floater business) that the Reassured will ultimately be required to pay under the Policies and shall not include loss adjustment expenses.

"LOSS RESERVE CERTIFICATE" shall mean the Loss Reserve Certificate described in
Article 9.

"MAXIMUM RECOVERY" shall mean $475,000,000.

"NEW POLICIES" shall mean policies of insurance under a policy number which was not in force on March 31, 1996 covering property within the Covered States as Dwelling, Homeowners, Condominium Owners, Renters, Pleasure Boat and Inland Marine Floater business.

"PAID LOSS/ES" shall mean Loss/es actually paid by the Reassured.

"POLICIES" shall mean all policies of insurance under Existing Policies, Renewals, and New Policies.

"PROOF OF LOSS CLAIM" shall mean a written letter from the Reassured to the Reinsurer and the Claims Reviewing Agent in the form of Exhibit B attached to this Reinsurance Agreement.

"RENEWALS" shall mean the continuation of an Existing Policy under the same policy number between 12:01 a.m., April 1, 1996 and 11:59 p.m., June 30, 1997 and shall include any and all modifications of such Existing Policies made by the Reassured during the term of such Existing Policies at the request of the policyholder and any and all modifications made at the time of renewal by Reassured pursuant to Existing Policy endorsements and Policy program

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changes.

"TRIGGER AMOUNT" shall mean the first $1,000,000,000 of Ultimate Net Loss.

"TRUST AGREEMENT" shall mean the Trust Agreement dated              , among the
Reassured as the beneficiary, the Reinsurer as the grantor, and as the Trustee.

"TRUST ACCOUNT" shall mean the trust account established pursuant to the terms of the Trust Agreement.

"TRUSTEE" shall mean the Trustee of the Trust Agreement.

"ULTIMATE NET LOSS" shall have the meaning set forth in Article 6.

"WINDSTORM" shall mean wind, wind gusts, hail, rain, tornadoes or cyclones caused by, resulting from or occurring during a Hurricane which results in direct physical loss or damage to property.

                                ARTICLE 2 - TERM

This Reinsurance Agreement is effective during the Loss Occurrence Period, subject to Articles 5 and 12. This Reinsurance Agreement is non-cancelable and non-terminable during the Loss Occurrence Period.

If the Loss Occurrence Period shall expire while a Loss Occurrence covered hereby is in progress, it is agreed that, subject to the other conditions hereof, the Reinsurer shall be liable for its proportion of the entire Ultimate Net Loss caused by such Loss Occurrence.

                         ARTICLE 3 - TERRITORIAL LIMITS

The territorial limits of this Reinsurance Agreement are the Covered States as defined in this

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Agreement

                         ARTICLE 4 - RETENTION AND LIMIT

The Reassured cedes and the Reinsurer accepts, proportionally, 95% of the Ultimate Net Loss in excess of the Trigger Amount sustained by Reassured in respect of a single Loss Occurrence.

This is a claims made agreement for a single Loss Occurrence to the extent of the Ultimate Net Loss in excess of the Trigger Amount. If there is more than one Loss Occurrence as to which a claim may be made hereunder, the Reassured shall, in its sole discretion, select the Loss Occurrence as to which it will make claims hereunder. No claim shall be made upon the Reinsurer, and the Reinsurer has no liability for Losses hereunder, unless and until the Reassured has provided the Reinsurer with a Proof of Loss Claim notifying the Reinsurer of the Reassured's claim, under this Reinsurance Agreement. Any Proof of Loss Claim shall be submitted to the Reinsurer and the Claims Reviewing Agent not later than the Claim Date.

It is further understood and agreed that the total amount recoverable from the Reinsurer under this Reinsurance Agreement shall not exceed the Maximum Recovery.

The Reassured may carry reinsurance in addition to the reinsurance provided by this Reinsurance Agreement. Any recoveries under such additional reinsurance shall be disregarded for the purposes of this Reinsurance Agreement and inure to the sole benefit of the Reassured. In addition, any recoveries by the Reassured from the Florida Hurricane Catastrophe Fund or any similar fund or source shall be disregarded for purposes of this Reinsurance Agreement and inure to the sole benefit of the Reassured.

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                     ARTICLE 5 - EXTENDED CLAIMS MADE PERIOD

The Reassured may extend the time for presentation of Proof of Loss Claims for the Extended Claims Made Period, at the Reassured's option, by the payment of additional premium to the Reinsurer as required by Article 12. However, the Loss Occurrence must still occur or commence prior to 11:59 p.m., June 30, 1997.

                    ARTICLE 6 - ULTIMATE NET LOSS CALCULATION

The Ultimate Net Loss for a Loss Occurrence shall be determined by:

         Step 1 - Calculating all Losses under Existing Policies and Renewals;
and

         Step 2 - Calculating all Losses under New Policies; and

         Step 3 - Calculating 9% of the amount determined in Step 1; and

         Step 4 - Adding the amount determined in Step 1 and the lesser of the amounts determined in Step 2 or Step 3.

         Step 5 - Multiplying the amount determined in Step 4 above by 102%, as a factor for Pleasure Boat and Inland Marine Floater policies; and

         Step 6 - Multiplying the total amount determined in Step 5 above by 102%, as a factor for all loss adjustment expenses in respect of such Loss Occurrence.

Nothing in this Article, however, shall be construed as meaning that Paid Losses in excess of the Trigger Amount are not recoverable hereunder until the final Ultimate Net Loss to the Reassured has been ascertained.

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                     ARTICLE 7 - EXCESS OF LOSS REINSURANCE

This Reinsurance Agreement shall not protect any liability of the Reassured other than in respect of its direct underwriting. It is further understood and agreed that all other liability of the Reassured is excluded from the protection of this Reinsurance Agreement and cannot be taken into account in determining the Ultimate Net Loss.

                                ARTICLE 8- LOSSES

All loss settlements paid by the Reassured, provided they are within the conditions of the Policies and within the terms of this Reinsurance Agreement, shall be unconditionally binding upon the Reinsurer. A Proof of Loss Claim shall be furnished by the Reassured to the Reinsurer and the Claims Reviewing Agent as a notice to the Reinsurer that a claim is being made, in respect of a Loss Occurrence, in an amount equal to the Paid Losses calculated and determined by the Reassured, subject to Reassured's right to file additional Proof of Loss Claims in accordance with Article 5 and 9.

Reinsurer shall cause the Claims Reviewing Agent to provide a Claims Review Letter in respect of a Proof of Loss Claim specifying Paid Losses, to Reassured by the last Business Day of the month after the applicable Claim Date in such month. The Reassured shall submit to the Trustee for payment a Proof of Loss Claim reflecting the results of the Claims Review Letter. Unless otherwise permitted or required the Trustee shall pay Reassured such amount on the 1st Business Day of the succeeding month.

If Reinsurer or the Claims Reviewing Agent shall fail to provide the Reassured with the Claims Review Letter on or before the last Business Day of the month following the applicable Claim Date, the Reassured shall submit to the Trustee and the Trustee shall pay Reassured the entire amount of the Proof of Loss Claim, and any adjustment due to a subsequently provided Claims Review Letter shall be reflected in a succeeding Proof of Loss Claim or the Final Proof of Loss Claim. Any overpayment to the Reassured due to a failure

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to provide the Claims Review Letter by the last Business Day of the month following the Claim Date in such month shall not be subject to any interest, penalty or other obligation contemplated in Articles 10, 11, 15 or 22.

                             ARTICLE 9 - COMMUTATION

The Reassured shall be entitled to deliver to the Reinsurer, Claims Reviewing Agent and Loss Reserve Specialist a Final Proof of Loss Claim not later than November 30, 1997. If the time for presentation of Proof of Loss Claims has been extended and the Reassured has not presented a Final Proof of Loss Claim which did not contain Loss Reserves on or before October 31,1997 and expects to present a Final Proof of Loss Claim specifying Loss Reserves, then from and after November [15], 1997 the Reassured shall, upon reasonable notice, make its appropriate representatives available to meet with representatives of the Independent Loss Reserve Specialist during the Reassured's normal business hours to review and discuss the Reassured's method of calculating Loss Reserves, including without limitation the actuarial assumptions and any other reserving techniques, for the purpose of rendering the Loss Reserve Certificate required by this Article. The Reinsurer shall cause representatives of the Independent Loss Reserve Specialist to meet with representatives of the Reassured for such purpose sufficiently in advance of November 30, 1997 so that by November 30, 1997 the representatives of the Independent Loss Reserve Specialist will be familiar with the Reassured's method of calculating Loss Reserves by such date.

The Reinsurer shall cause the Independent Loss Reserve Specialist to prepare a Loss Reserve Certificate, which shall either (i) state that the Loss Reserve specified by the Reassured in the Final Proof of Loss Claim is reasonable or
(ii) specify a Loss Reserve that the Independent Loss Reserve Specialist believes, in its professional judgment, is reasonable for use in the Final Proof of Loss Claim and, in either case, contain a reasonably detailed calculation of such Loss Reserve. The Reinsurer shall cause the Independent Loss Reserve Specialist to deliver a preliminary Loss Reserve Certificate to the Reassured on or before December [20], 1997 and, if the Reassured requests, to meet with representatives of the Reassured at its

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offices in San Antonio, Texas to discuss any questions of the Reassured in respect of such preliminary Loss Reserve Certificate. The Reassured shall, and the Reinsurer shall cause the Independent Loss Reserve Specialist to, discuss such questions in good faith with the goal of resolving any disagreements in good faith prior to December [30], 1997.

Any Loss Reserve Certificate that specifies a Loss Reserve calculated by the Independent Loss Reserve Specialist (the "Specialist's Loss Reserve") that is lower than the Loss Reserve calculated by the Reassured shall also certify that the Specialist's Loss Reserve (i) is computed and fairly stated in accordance with U.S. generally accepted loss reserving standards and principles, (ii) is based upon actuarial assumptions that are relevant to the provisions of the Policies, (iii) is established using reserving techniques applied on a consistent basis throughout the periods covered except as otherwise stated therein or as required by the rules and regulations of the relevant insurance regulatory bodies and (iv) is in compliance with the requirements of the insurance laws, rules and regulations of the relevant insurance regulatory bodies.

The Reinsurer shall cause the Independent Loss Reserve Specialist to deliver a final Loss Reserve Certificate to the Reassured on or before December 31, 1997. If the Independent Loss Reserve Specialist delivers the preliminary Loss Reserve Certificate to the Reassured on or before December [20], 1997 and the final Loss Reserve Certificate to the Reassured on or before December [31], 1997 and if such final Loss Reserve Certificate specifies, pursuant to clause (ii) of the second paragraph of this Article a Loss Reserve that is lower than the Loss Reserve specified in the Final Proof of Loss Claim delivered by the Reassured, then the amount set forth as the Loss Reserve in the Final Loss Reserve Certificate shall be the Loss Reserve used by the Reinsurer and the Reassured in the Final Proof of Loss Claim and shall be used by the Reassured in submitting its claim to the Trustee to pay to the Reassured the amount required in the Final Proof of Loss Claim on the first Business Day after December 31, 1997. If there is a failure to deliver either the preliminary or final Loss Reserve Certificate as required herein, then the Loss Reserve specified by the Reassured in its Final Proof of Loss Claim shall be binding on Reinsurer and Reassured and shall be payable by the

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Trustee on the first Business Day after December 31, 1997.

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                           ARTICLE 10 - TRUST ACCOUNT

The Reinsurer hereby agrees to establish and maintain a Trust Account.

The amount the Reinsurer shall deposit into the Trust Account shall equal the Maximum Recovery which shall be deposited with the Trustee under the Trust Agreement concurrently with the execution of this Agreement.

The Reinsurer shall, prior to depositing assets with the Trustee, execute assignments, endorsements in blank, or transfer legal title to the Trustee of all, obligations or any other assets requiring assignments, in order that the Reassured, or the Trustee upon the direction of the Reassured, may, whenever necessary, transfer, assign, or negotiate any such assets without consent or signature from the Reinsurer or any other entity. Assets shall consist solely of commercial paper having at the time of investment or contractual commitment to invest therein, a rating from Standard & Poors Rating Services of at least A-1 and a rating from Moody's Investors Service, Inc. of P-1.

The Reinsurer shall have the right at anytime to seek approval from the Reassured to withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer, provided:

         (i) the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value equal to the market value of the assets withdrawn so as to maintain at all times the deposit in the required amount; or

         (ii) after such withdrawals and transfer, the market value of the Trust Account is no less than 102 percent of the required amount.

The Reassured shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

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The Reinsurer and the Reassured agree that the assets in the Trust Account, established pursuant to the provisions of this Reinsurance Agreement, may be withdrawn by the Reassured at any time, after a Loss Occurrence, notwithstanding any other provisions in this Reinsurance Agreement, and shall be utilized and applied by the Reassured or any successor by operation of law of the Reassured, including, without limitation, any liquidator, rehabilitator, receiver or conservator of such company, without diminution because of insolvency on the part of the Reassured or the Reinsurer, only for the following purposes:

         (i) to reimburse the Reassured for the Reinsurer's share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

         (ii) to reimburse Reassured for the Reinsurer's share of surrenders and benefits or Losses paid by Reassured pursuant to the provisions of the Policies reinsured under the Reinsurance Agreement;

         (iii) to fund an account with Reassured in an amount at least equal to the deduction, for reinsurance ceded, from Reassured's liabilities for Policies ceded under this Reinsurance Agreement. Such account shall include, but not be limited to, amounts for Loss Reserves (including Incurred But Not Reported Losses), loss adjustment expenses contributing to Ultimate Net Loss, and unearned premiums; and

         (iv) to pay to the Reassured any claims due under the Reinsurance Agreement.

In the event any amount is withdrawn from the Trust Account by the Reassured, other than pursuant to Articles 8, 9, 10 or 15, the Reassured shall pay to the Trustee on the last Business Day of each month interest on such amount, from the date any such amount is withdrawn at a per annum rate equal to the Published Citibank 30-Day Commercial Paper Rate plus 2 percent, calculated on the basis of the actual number of days elapsed and a 360 day year.

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                              ARTICLE 11 - INTEREST

The interest amounts provided for in this Article will apply to the Reinsurer or to the Reassured in the following circumstances:

1. If a loss payment owed by the Reinsurer to the Reassured is not received within 30 calendar days following the date on which payment is due, and/or

2. If any premium payment owed by the Reassured to the Reinsurer is not received on the date on which payment is due, and/or

Failure by the Reinsurer or Reassured to comply with their respective payment obligations within the time periods as herein provided will result in compound interest payable at a rate equal to the 90 day Treasury Bill rate as published in the Money Rates Section or any successor section of the Wall Street Journal on the first business day following the date a remittance becomes due, plus ____% per annum, to be compounded and adjusted quarterly, subject to any applicable usury laws. Any interest that becomes payable pursuant to this Article shall be calculated by the party to which it is owed. The accumulation of the interest will cease on the date that the payment is received.

If the validity of any claim or payment is contested under the provisions of this Reinsurance Agreement and the debtor party prevails in an arbitration or any other proceeding, there shall be no interest due as outlined above. If the creditor party prevails in an arbitration or other proceeding, interest shall be calculated and payable as of the date of resolution of the arbitration or proceeding as outlined above.

If the Reinsurer, prior to commutation, contests the payment of any claim, and prevails in the contest, the Reassured shall return such payment plus pay interest on same, calculated as per the provisions of this Article.

Any interest that becomes payable pursuant to this Article may be waived by the party to

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which it is owed. Further, any interest which is calculated pursuant to this
Article that is $100 or less shall be waived. Waiver of such interest, however, shall not affect the waiving party's right to similar interest for any other failure by the other party to make payment when due under this Article.

Nothing in this Article shall diminish any legal remedies which either party may have against the other.

                              ARTICLE 12 - PREMIUM

A. The premium to the Reinsurer for the term of this Reinsurance Agreement shall equal _____% of the Maximum Recovery from Reinsurer, payable in 12 equal monthly installments, due on or before the last Business Day of each month, beginning in August of 1996, plus the sum of $
         payable within    days of the execution of this Reinsurance Agreement.

A. Reassured may extend the time for presentation and approval of a Proof of Loss Claim for a Loss Occurrence in accordance with Article 5 by paying an additional premium equal to ____% of the Maximum Recovery reduced by any payments previously made hereunder by the Reinsurer that constitute part of the Ultimate Net Loss in excess of the Trigger amount, on or before 11:59 p.m., June 30, 1997.

                             ARTICLE 13 - INSOLVENCY

In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Reassured, all amounts payable hereunder shall be payable to such conservator, liquidator or statutory successor at the times and in the amounts such amounts would otherwise have been payable to the Reassured, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

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In the event of the insolvency of the Reassured, the conservator, liquidator or statutory successor shall give the Reinsurer written notice of the pendency of any claim that might become a Loss covered by this Reinsurance Agreement within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose at its own expense in the name of the Reassured or its conservator, liquidator or statutory successor in the proceeding where such claim is to be adjudicated any defense or defenses which the Reinsurer may deem available to the Reassured or its conservator, liquidator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable against the Reassured as part of the expense of liquidation to the extent of a proportional share of the benefit which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurer.

                               ARTICLE 14 - OFFSET

Each party hereto shall have the right to offset any balance or balances, whether on account of premiums or on account of Losses, due from one party to any other party under this Reinsurance Agreement, against any balance or balances due and payable to the one party from the other party under this Reinsurance Agreement. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the applicable law of the state having jurisdiction over the insolvency.

                              ARTICLE 15 - ADVANCES

If the Reinsurer is unauthorized in any State of the United States of America or the District of Columbia where authorization is required by insurance regulatory authorities, the Reassured may withdraw from the Trust Account such amounts as are necessary to obtain reinsurance credit or avoid any other financial penalty, if a financial penalty would accrue to the Reassured on its annual statement or the Reassured could be denied reinsurance credit for annual statement purposes, without such funding. If the Reassured withdraws funds from the Trust Account to obtain the funding required pursuant to this Article, such funds shall be held

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in escrow until needed to pay claims and any interest or other earnings on such funds shall be remitted to the Reinsurer and treated as realized income of the Trust Account for purposes of Article 10 of this Reinsurance Agreement. If the Reassured is required to withdraw funds pursuant to this Article, Reassured shall invest and reinvest such funds and pay amounts pursuant to the terms and conditions of the Trust Agreement and pursuant to Article 10 of this Reinsurance Agreement.

Notwithstanding the preceding paragraph, the Reassured shall first attempt to change the situs of the Trust Account to a jurisdiction that is acceptable to each relevant regulator and permits the Reassured to retain the related reinsurance credit for annual statement purposes. If the Reassured believes in its reasonable judgment that such a change in situs is not reasonably possible, it shall make the withdrawal permitted by the preceding paragraph.

                              ARTICLE 16 - CURRENCY

All amounts due to either party hereunder shall be payable in United States currency.

                         ARTICLE 17 - FEDERAL EXCISE TAX

The Reassured has agreed to pay the Federal Excise Tax on the premium payable hereunder to the extent such premium is subject to Federal Excise Tax, including any additional Federal Excise Tax with respect to such payments.

                   ARTICLE 18 - ACCESS TO REASSURED'S RECORDS

The Reinsurer, the Claims Reviewing Agent, the Independent Loss Reserve Specialist or their designated representatives shall have free access at any reasonable time to all records of the

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Reassured which pertain in any way to this Reinsurance Agreement. The Reinsurer agrees, on behalf of itself and any representatives, agents, employees, or independent contractors that any information and records of the Reassured which they access pursuant to this Article shall remain the sole and exclusive property of the Reassured, shall be treated as confidential and shall not be used or further disclosed for any purpose other than as necessary for the administration or enforcement of this Reinsurance Agreement.

The Reinsurer shall require the Claims Reviewing Agent, the Independent Loss Reserve Specialist and any other independent contractors of the Reinsurer, that have access to such information and records, to maintain the confidentiality of such information and records and shall make the Reassured a third party beneficiary of such obligation to maintain confidentiality, subject to exceptions thereto substantially the same as the exceptions thereto in the Claims Administration Agreement and the Loss Reserve Specialist Agreement in the form executed on the date hereof.

The Reinsurer shall not authorize any such person or entity to disclose any such information or records and shall enforce its respective confidentiality agreements with those persons or entities.

                           ARTICLE 19 - FORCE MAJEURE

Subject to the fact that this Reinsurance Agreement provides reinsurance to Reassured resulting from the peril of Windstorm during a Hurricane, neither party shall be deemed to be in default of any provision of this Reinsurance Agreement due to events beyond its control. Such events include, but are not limited to, Acts of God, civil or military authority, civil disturbance, war, strikes, fire and other catastrophe.

                          ARTICLE 20 - SERVICE OF SUIT

Subject to Article 21, in the event of the failure of the Reinsurer to pay any amount claimed

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to be due hereunder, the Reinsurer agrees that, it will submit to the jurisdiction of any court of competent jurisdiction in any state in the United States, will comply with all requirements necessary to give such court jurisdiction, and will abide by the final decision of such court, or of any Appellate court in the event of an appeal, with all relevant matters to be determined in accordance with the law and practice of such court. Subject to
Article 21, nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

It is further agreed that pursuant to any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the superintendent, commissioner or director of insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding arising out of this Reinsurance Agreement instituted by or on behalf of the Reassured or any beneficiary hereunder.

                            ARTICLE 21 - ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of this Reinsurance Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in New York, New York unless otherwise agreed.

The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies or Lloyds Underwriters. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. In the event that either party should fail to choose an arbitrator within thirty (30) days following a written request by the other party to enter upon arbitration, the requesting party may choose two arbitrators who shall in turn choose an umpire before entering upon arbitration. In the event the two arbitrators fail to agree on an umpire, either party, within thirty (30) days, shall have the right to submit the matter to the American Arbitration Association in effect at that time.

Each party shall present its case to the arbitrators within sixty (60) days following the date of their appointment. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision within (sixty) 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

                       ARTICLE 22 - COVENANT OF REINSURER

The Reinsurer has entered into an Indenture dated as of September 1, 1996 (the "Indenture") with _______________, as Indenture Trustee. The Reinsurer shall not amend, supplement or modify Section 11.1 of the Indenture, any provision of the Indenture that subjects a provision of the Indenture to Section 3.11 of the Indenture, or any provision of the Indenture that requires the consent of the Reassured, without the prior written consent of the Reassured.

The Reinsurer shall not engage in any business other than the business contemplated by this Reinsurance Agreement and activities incidental thereto. The Reinsurer shall not issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any indebtedness except for its liabilities under this Reinsurance Agreement, the Notes (as defined in the Indenture as in effect on the date hereof), the Interest Rate Swap (as defined in the Indenture as in effect on the date hereof) and the other Basic Documents (as defined in the Indenture as in effect on the date hereof). Except as contemplated by the Indenture (as in effect on the date hereof) and the other Basic Documents, the Reinsurer shall not make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person. The Reinsurer shall not make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty).

                          ARTICLE 23 - AGENT SUCCESSORS

The Claims Reviewing Agent or the Independent Loss Reserve Specialist identified herein may resign or be removed by Reinsurer provided that no such resignation or removal shall be effective until a successor Claims Reviewing Agent or Independent Loss Reserve Specialist, as the case may be, has been appointed by Reinsurer and approved by Reassured. Reassured agrees not to unreasonably withhold approval.

                           ARTICLE 24 - MISCELLANEOUS

The provisions of and validity and construction of this Reinsurance Agreement and any amendments hereto shall be governed by, and construed in accordance with the laws of the State of New York, U.S..

Whenever in this Reinsurance Agreement there is a reference to time, the time shall be according to the time in effect at the Grand Cayman, Cayman Islands.

No liability shall attain in favor of Reinsurer as against any officer, director, member, agent or employee of USAA but Reinsurer will look solely to the assets of USAA for satisfaction of this Reinsurance Agreement. Any written notice required to be provided under this Reinsurance Agreement shall be effective if provided by facsimile transmission or by physical delivery to:

United Services Automobile Association
USAA Casualty Insurance Company
c/o Steven F. Goldberg
9800 Fredericksburg Rd. - B-01-E
San Antonio, TX.  78288
Facsimile (210) 498-

Residential Reinsurance Limited
c/o Tom Clark, Director
P.O. Box 309
Grand Cayman, Grand Cayman Islands
British West Indies
Facsimile - (809) 949-7634


KPMG


Tilinghast

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the dates undermentioned.

In                      this            day of          1996 for and on behalf
of:

                           By:__________________________________

                           Title:_______________________________

And in _________________, ___________ this                day of            1996
or and on behalf of:


                           By:__________________________________

                           Title:_______________________________

                                                                       EXHIBIT B

                              PROOF OF LOSS CLAIMS

Residential Reinsurance Limited
P.O. Box 309
Ugland House
South Church Street
Grand Cayman, Cayman Islands, British West Indies

Re:      Reinsurance Agreement dated _________________, 1996

         Reference is made to the Reinsurance Agreement dated            , 1996
(the "Reinsurance Agreement") between         and         (the "Reassured") and
Residential Reinsurance Limited (the "Reinsurer"). All capitalized terms used herein have the meanings assigned to such terms in the Reinsurance Agreement.

         The Reassured is submitting this Proof of Loss Claim in respect of its Losses under Policies in respect of the Loss Occurrence resulting from Hurricane [insert name of Hurricane].

         The calculation of the Reassured's Paid Loss or Ultimate Net Loss with respect to this Loss Occurrence is set forth on Schedule 1 hereto.

         The Reassured certifies to the Reinsurer that the amount set forth in Item J on Schedule 1 to this Proof of Loss Claim is payable to the Reassured in accordance with the Reinsurance Agreement and that all calculations set forth on
Schedule 1 have been made in accordance with the requirements of the Reinsurance Agreement.

                                                [Name of Reassured]

                                                By_________________________
                                                       (Title)

                                                [Name of Reassured]

                                                By_________________________
                                                       (Title)

                                                                      SCHEDULE 1

                          PROOF OF LOSS CLAIM SUBMITTED
                        ON ______________, 1996 ________

Loss Occurrence:           [Name of Hurricane].

Paid Loss [or Ultimate Net Loss, if this is a Final Proof of Loss Claim] Calculation as of , 199 ("Proof of Loss Date").

(1):     Total Paid Losses under Existing Policies and
         under Renewal Policies as of Proof of Loss Date:                       $________

(2):     Loss Reserves established under Existing Policies and under Renewal
         Policies, if this is a Final Proof of Loss Claim and there are Loss
         Reserves.
         (N/A otherwise)                                                        $________

                  Add (1) and (2)                             (A)               $________

(3):     Total Paid Losses under New Policies
         as of Proof of Loss Date:                                              $________

(4):     Loss Reserves established under New
         Policies, if  this is a Final Proof of Loss Claim.
         (N/A otherwise)                                                        $________

                  Add (3) and (4)                             (B)               $________

(5):     Calculate 9% of (A):                                                   $________

(6):     Select the lesser of (B) or (5):                     (C)               $________


                  Add (A) and (C)                             (D)               $________

Calculation of Pleasure Boat and
Inland Marine Floater Factor

(7):              1 .02 X (D)                                 (E)               $________

Calculation of loss adjustment expenses

(8):              1  .02 X (E):                               (F)               ($)________


(9):     Trigger Amount: $1,000,000,000

(10):    (F) less (9)                                         (G)               $________

(11):    .95 X (G)                                            (H)               $________


(12):    Maximum Recovery                                                       $

(13):    Lesser of (11) or (12)                                                         $

Proof of Loss Calculation

(14):    Amount in (H)                                                                  $________

(15):    Amounts paid by Residential Reinsurance , Limited in respect
         of previous Proof of Loss Claims                                       $________

(16):    (14) less (15)                                       (I)               $________

 Proof of Loss Claim Amount = Amount in (I)                   (J)               $________

EXHIBIT C
Date

Residential Reinsurance Limited

Re: Claims Review Agreed Upon Procedures

Dear Sir:

We have performed the agreed procedures enumerated below, solely to assist you with respect to the accuracy of the amounts listed in Items 1 and 3 of Schedule 1 of the Proof of Loss Claim submitted pursuant to the Catastrophic Excess of Loss Reinsurance Agreement (The "Reinsurance Agreement") between Residential Reinsurance Limited, a Cayman Islands corporation, and USAA and USAA-CIC This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certificate Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

We have applied the following procedures to Items 1 and 3 of Schedule 1 of the Proof of Loss Claim:

A. Recalculated the total of claims paid supporting each of the amounts reflected in items 1 and 3.

B. Selected a statistically valid sample of the total claims included in Items 1 and 3, using a confidence level of 95% and a level of precision of +/- 5%. We performed the following:

               1) Verified the underlying policy was in force at time of loss and is accurately classified between Items 1 and 3 on
                    Schedule 1.

                         a) Verified coverage type is included in the Reinsurance Agreement;

                         b) Noted policy period includes the date of the Loss Occurrence, as defined in the Reinsurance Agreement;

                         c) Verified classification of claim in compliance with the Reinsurance Agreement as either (a) an Existing or Renewal Policy, or (b) a New

                              Policy.

               1) Compared claim amounts paid to supporting documentation contained in the claim files.

                    a) Noted claim file contained proof that the loss resulted from the Hurricane specified on the Proof of Loss Claim;

                    b) Noted claim file contained proof that location of insured property was a Covered State per the Reinsurance Agreement;

                    c) Compared documentation in claim file to actual loss payments to determine payments were made for perils covered under the Reinsurance Agreement.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on Items 1 and 3 of Schedule 1 of the Proof of Loss Claim. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

The report is intended solely for the use of the Residential Reinsurance Limited and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

We will include in the above report a description of any discrepancies noted during the course of our procedures.

Very truly yours,


v3a

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